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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-188068 and 333-188068-01

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated May 20, 2013

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 22, 2013)

$

CF Industries, Inc.

$                        % Senior Notes due 2023
$                        % Senior Notes due 2043

fully and unconditionally guaranteed by
CF Industries Holdings, Inc.

         CF Industries, Inc., a wholly-owned subsidiary of CF Industries Holdings, Inc., or CF Holdings, is offering        % Senior Notes due 2023, or the 2023 notes, and        % Senior Notes due 2043, or the 2043 notes. The two series of notes offered hereby are referred to in this prospectus supplement collectively as the notes. The issuer will pay interest on each series of the notes on                    and                    of each year, beginning                    , 2013. The 2023 notes will mature on                    , 2023, and the 2043 notes will mature on                    , 2043. The notes will be fully and unconditionally guaranteed by CF Holdings.

         The issuer may redeem the notes of each series, in whole at any time or in part from time to time, at the applicable redemption prices described in this prospectus supplement under "Description of the Notes—Optional Redemption." If we experience a change of control repurchase event with respect to a series of notes, as described in this prospectus supplement, unless the issuer has exercised its right to redeem those notes, the issuer will be required to offer to repurchase those notes from holders at the price described in this prospectus supplement.

         The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's existing and future debt that is not subordinated in right of payment to the notes. The notes will be effectively junior to all liabilities of CF Holdings' subsidiaries (other than the issuer), except those subsidiaries, if any, that become guarantors of the notes, including under the circumstances described in "Description of the Notes—The Note Guarantees." Initially, there will be no Subsidiary Guarantors (as defined herein). CF Holdings' guarantees of the notes will be unsecured obligations of CF Holdings, ranking senior in right of payment to all of CF Holdings' existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of CF Holdings' existing and future debt that is not subordinated in right of payment to the notes. In addition, the notes and guarantees thereof will be effectively junior to all secured debt of CF Holdings and its subsidiaries (including the issuer) to the extent of the value of the collateral securing that debt.

         For a more detailed description of the notes, see "Description of the Notes" beginning on page S-20.

         The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any national securities exchange.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-7.

	Per 2023 Note	Total	Per 2043 Note	Total
Public offering price(1)%		$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to the issuer	%	$	%	$

(1)
Plus accrued interest, if any, from                    , 2013, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes to purchasers on or about                    , 2013.

         Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.

The date of this prospectus supplement is                    , 2013.

Prospectus Supplement

Prospectus

        We have not authorized anyone to provide you with any information, other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement or the accompanying prospectus or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or the accompanying prospectus or other offering material or in our and our subsidiaries' affairs since the date of this prospectus supplement or the accompanying prospectus or other offering material.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes of CF Industries, Inc., referred to in this prospectus supplement as CFI or the issuer, the guarantee thereof by CF Industries Holdings, Inc., referred to in this prospectus supplement as CF Holdings, any future guarantees thereof by CF Holdings' subsidiaries (other than the issuer), and certain other matters relating to us and our business, financial condition and results of operations. The second part, the accompanying prospectus dated April 22, 2013, contains more general information about securities the issuer may offer from time to time, some of which does not apply to this offering.

        This prospectus supplement and the accompanying prospectus also incorporate by reference important information about us and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in this prospectus supplement.

        The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents which we file or have filed with the Securities and Exchange Commission, or SEC, on or before the date of this prospectus supplement and which documents are incorporated by reference in this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or such documents incorporated by reference, the information in this prospectus supplement will supersede such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes, the guarantee thereof by CF Holdings, and any future guarantees thereof by CF Holdings' subsidiaries (other than the issuer) in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

        All references to dollars, or $, in this prospectus supplement refer to U.S. dollars, unless otherwise indicated. References to C$ in this prospectus supplement refer to Canadian dollars.

        Unless otherwise indicated, all financial information and operating data in this prospectus supplement pertaining to CF Holdings and its subsidiaries, including tons of product produced and sold, include information for Terra Nitrogen Company, L.P., a publicly-traded limited partnership of which we are the sole general partner and hold 75% of the limited partnership interests.

S-ii

SUMMARY

        This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read in their entirety this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under "Risk Factors."

        As used in this prospectus supplement, except as stated otherwise or the context requires otherwise, the terms "CF Industries," "we," "us" and "our" refer to CF Industries Holdings, Inc. and its subsidiaries; the terms "issuer" and "CFI" refers to CF Industries, Inc., the issuer of the notes, and not any of its subsidiaries; and the term "CF Holdings" refers to CF Industries Holdings, Inc. and not any of its subsidiaries.

 Our Business

        We are one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in the world. Our operations are organized into two business segments—the nitrogen segment and the phosphate segment. Our principal customers are cooperatives and independent fertilizer distributors. Our principal fertilizer products in the nitrogen segment are ammonia, granular urea, urea ammonium nitrate solution and ammonium nitrate. Our other nitrogen products include urea liquor, diesel exhaust fluid and aqua ammonia, which are sold primarily to our industrial customers. Our principal fertilizer products in the phosphate segment are diammonium phosphate and monoammonium phosphate.

        Our core market and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States and Canada. We also export nitrogen fertilizer products from our Donaldsonville, Louisiana manufacturing facilities and phosphate fertilizer products from our Florida phosphate operations through our Tampa port facility.

        Our principal assets include:

  •
  six nitrogen fertilizer manufacturing facilities in Donaldsonville, Louisiana (the largest nitrogen fertilizer complex in North America), Port Neal, Iowa, Courtright, Ontario, Yazoo City, Mississippi, Woodward, Oklahoma and Medicine Hat, Alberta (the largest nitrogen fertilizer complex in Canada);

  •
  a 75.3% interest in Terra Nitrogen Company, L.P., a publicly traded limited partnership of which we are the sole general partner and the majority limited partner and which, through its subsidiary Terra Nitrogen, Limited Partnership, operates a nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma;

  •
  one of the largest integrated ammonium phosphate fertilizer complexes in the United States in Plant City, Florida;

  •
  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States in Hardee County, Florida;

  •
  an extensive system of terminals and associated transportation equipment located primarily in the midwestern United States; and

  •
  joint venture investments that we account for under the equity method, which consist of:

  •
  a 50% interest in GrowHow UK Limited, or GrowHow, a nitrogen products production joint venture located in the United Kingdom and serving primarily the British agricultural and industrial markets;

  •
  a 50% interest in Point Lisas Nitrogen Limited, an ammonia production joint venture located in the Republic of Trinidad and Tobago; and

  •
  a 50% interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.

        For the year ended December 31, 2012, we sold 13.0 million tons of nitrogen fertilizers and 2.0 million tons of phosphate fertilizers, generating net sales of $6.1 billion and pre-tax earnings of $2.8 billion.

        Our principal executive offices are at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of our executive offices is (847) 405-2400. Our Internet website address is http://www.cfindustries.com. The content of our website is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

 The Offering

Issuer	CF Industries, Inc.
Notes offered	$ aggregate principal amount of % Senior Notes due 2023
$ aggregate principal amount of % Senior Notes due 2043
Guarantees

The notes will be fully and unconditionally guaranteed by CF Holdings. Subsidiaries of CF Holdings other than the issuer may in the future be required to guarantee the notes under the circumstances described in "Description of the Notes—The Note Guarantees." Initially, there will be no Subsidiary Guarantors (as defined in "Description of the Notes").

Interest payment dates	Interest on the notes will accrue from , 2013 and will be payable semiannually on and of each year, beginning on , 2013.
Maturity	The 2023 notes will mature on , 2023, and the 2043 notes will mature on , 2043.
Use of proceeds

We estimate the net proceeds from the issuance and sale of the notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $           billion. We intend to use the net proceeds from this offering to fund our capacity expansion projects and working capital and for other general corporate purposes, including stock repurchases.

Ranking

The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's existing and future debt that is not subordinated in right of payment to the notes. The notes will be effectively junior to all liabilities of CF Holdings' subsidiaries (other than the issuer), except those subsidiaries, if any, that become guarantors of the notes, including under the circumstances described in "Description of the Notes—The Note Guarantees." Initially, there will be no Subsidiary Guarantors (as defined in "Description of the Notes"). CF Holdings' guarantees of the notes will be unsecured obligations of CF Holdings, ranking senior in right of payment to all of CF Holdings' existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of CF Holdings' existing and future debt that is not subordinated in right of payment to the notes. In addition, the notes and guarantees thereof will be effectively junior to all secured debt of CF Holdings and its subsidiaries (including the issuer) to the extent of the value of the collateral securing that debt.

Optional redemption

The issuer may redeem the notes of each series, in whole at any time or in part from time to time, at the applicable redemption prices described in this prospectus supplement under "Description of the Notes—Optional Redemption."

Covenants

The indentures governing the notes will contain covenants limiting the ability of CF Holdings and its subsidiaries, including the issuer, to incur indebtedness secured by principal properties and to enter into certain sale and leaseback transactions with respect to principal properties and limiting CF Holdings' and the issuer's ability to enter into certain mergers, consolidations and dispositions or leases of substantially all of its and its subsidiaries' properties and assets. These covenants are subject to significant exceptions. See "Description of the Notes—Certain Covenants."

Change of control

If we experience a Change of Control together with a Ratings Downgrade, each as defined in "Description of the Notes—Certain Definitions," or a change of control repurchase event, the issuer must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Denomination	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Governing law	The notes and the guarantees will be governed by the laws of the state of New York.
Trustee, registrar and paying agent	Wells Fargo Bank, National Association
Risk factors

Investing in the notes involves risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus supplement, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

 Summary Consolidated Financial Data

        The following table sets forth our summary consolidated financial data. You should read this information together with our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, from which such information has been derived, and which are incorporated by reference herein. See "Where You Can Find More Information." Our unaudited financial data for the three months ended March 31, 2013 and 2012 has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of this data in all material respects. The historical results presented below are not necessarily indicative of results that can be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions, except per share data and ratios)
Statement of Operations Data:
Net sales	$1,336.5	$1,527.6	$6,104.0	$6,097.9	$3,965.0
Gross margin	675.1	711.8	3,113.3	2,895.6	1,179.5
Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	536.1	640.8	2,829.5	2,645.6	687.7
Net earnings per share attributable to common stockholders
Basic	6.53	5.62	28.94	22.18	5.40
Diluted	6.47	5.54	28.59	21.98	5.34
Balance Sheet Data (at end of period):
Total current assets	$2,907.7	$2,458.4	$2,807.6	$1,798.6	$1,341.4
Total assets	10,338.4	9,616.9	10,166.9	8,974.5	8,754.0
Total current liabilities	1,285.3	1,250.5	950.2	1,031.2	948.6
Total debt	1,604.8	1,617.9	1,605.0	1,617.8	1,959.0
Total equity	6,117.7	5,360.9	6,282.2	4,932.9	4,433.4
Other Financial Data:
Ratio of Earnings to Fixed Charges(1)	9.2x		13.1x	12.6x	3.5x
EBITDA(2)	$651.4	$701.5	$3,320.2	$2,985.7	$1,127.0

(1)
The ratio of earnings to fixed charges is calculated by dividing earnings, as defined in the applicable SEC rules, by fixed charges, as defined in the applicable SEC rules. For purposes of our computation of the ratio of earnings to fixed charges for the periods presented in the table above, our fixed charges are calculated as the sum of interest expense, including amortized premiums, discounts, and capitalized expenses related to indebtedness; capitalized interest; estimated interest in rent expense; and preference security dividend requirements of consolidated subsidiaries, and our earnings consist of (1) the sum of (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or equity in earnings or loss of unconsolidated affiliates, (b) fixed charges, (c) distributed income of equity investees and (d) amortization of capitalized interest, less (2) preference security dividend requirements of consolidated subsidiaries and capitalized interest. The ratio of earnings to fixed charges for the years ended December 31, 2009 and December 31, 2008 was 105.3x and 171.9x, respectively.

(2)
We report our financial results in accordance with U.S. generally accepted accounting principles, or GAAP. Our management believes that certain non-GAAP financial measures provide additional meaningful information regarding our performance. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this prospectus supplement may not be comparable to similarly titled measures of other companies.
  EBITDA, as presented in this prospectus supplement, is a supplemental measure of our performance. EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes, and depreciation, depletion and amortization. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not required by, or presented in accordance with, GAAP. EBITDA is not a measure of our financial performance or financial position under GAAP and should not be considered as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP.
  The table below provides an unaudited reconciliation of net earnings to EBITDA:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions)
Net earnings attributable to common stockholders	$406.5	$368.4	$1,848.7	$1,539.2	$349.2
Interest expense (income)—net	37.0	30.5	131.0	145.5	219.8
Income taxes	107.4	207.0	963.8	932.0	276.8
Depreciation, depletion and amortization	107.1	103.1	419.8	416.2	394.8
Less: other adjustments(a)	(6.6)	(7.5)	(43.1)	(47.2)	(113.6)

EBITDA	$651.4	$701.5	$3,320.2	$2,985.7	$1,127.0

(a)
Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

RISK FACTORS

        Investing in the notes involves risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks relating to this offering and our indebtedness, as well as the discussions of risks relating to our business, which are incorporated by reference in this prospectus supplement from the section entitled "Risk Factors" in CF Holdings' most recent Annual Report on Form 10-K and, as applicable, CF Holdings' Quarterly Reports on Form 10-Q, and other information in filings we may make from time to time with the SEC. The risks and uncertainties described herein and therein are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to this Offering, the Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our cash flow, prevent us from fulfilling our obligations, including under the notes, and impair our ability to pursue or achieve other business objectives.

        As of March 31, 2013, as adjusted to give effect to the offering of the notes, our total indebtedness would have been approximately $3.1 billion, or approximately 38% of our total capitalization. Our substantial debt service obligations could have an adverse impact on our earnings and cash flow for so long as the indebtedness is outstanding.

        Our substantial indebtedness could, through the operation of the financial and other restrictive covenants to which we are subject under the agreements and instruments governing that indebtedness and otherwise, have important consequences to holders of the notes. For example, it could:

  •
  make it more difficult for us to pay or refinance our debts, including the notes, as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments, including payments on the notes;

  •
  cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

  •
  cause us to use a portion of our cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

  •
  cause us to be more vulnerable to general adverse economic and industry conditions;

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under our Amended and Restated Revolving Credit Agreement, or the amended credit agreement, will be at variable rates of interest;

  •
  make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

  •
  limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

  •
  result in a downgrade in the credit rating of our indebtedness which could increase the cost of further borrowings.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

        Despite our current level of indebtedness, we will be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the terms of the amended credit agreement restrict our ability to incur additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we incur additional indebtedness, the risks that we now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under the amended credit agreement and our suppliers, may be materially and adversely affected.

        We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The notes will be structurally subordinated to all liabilities of CF Holdings' subsidiaries other than the issuer that do not guarantee the notes.

        The notes will be structurally subordinated to the indebtedness and other liabilities of CF Holdings' subsidiaries other than the issuer, except those subsidiaries, if any, that become guarantors of the notes, including under the circumstances described in "Description of the Notes—The Note Guarantees." Initially, there will be no Subsidiary Guarantors (as defined in "Description of the Notes"). Any right that the issuer or CF Holdings have to receive any assets of any of those non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, that subsidiary will pay the holders of its debts, holders of preferred equity interests and its trade creditors before it will be able to distribute any of its assets to the issuer or CF Holdings.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

        Subject to the restrictions under our amended credit agreement, our outstanding debt securities and the notes, CF Holdings and its subsidiaries, including the issuer, may incur significant additional indebtedness secured by assets. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness secured by assets, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could, to the extent of such indebtedness, foreclose on such assets to the exclusion of holders of the notes. In any such event, because the notes will not be secured by our assets, remaining proceeds, if any, from the sale of such assets will be available to pay obligations on the notes only after such indebtedness has been paid in full.

Repayment of the issuer's debt, including the notes, is dependent to a significant extent on cash flow generated by the issuer's subsidiaries and their ability to make distributions to the issuer.

        The issuer will be dependent to a significant extent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the issuer, by dividend, debt repayment or otherwise. These subsidiaries may not be able to, or be permitted to, make distributions to enable the issuer to make payments in respect of the notes. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit the issuer's ability to obtain cash from its subsidiaries. In the event that the issuer does not receive distributions from its subsidiaries, the issuer may be unable to make required payments of principal, premium, if any, and interest on its indebtedness, including the notes.

CF Holdings is substantially dependent on cash flow generated by its subsidiaries, so you should not rely on the guarantee of CF Holdings in evaluating an investment in the notes.

        CF Holdings will unconditionally guarantee the notes. CF Holdings is a holding company that derives its operating income and cash flow from its subsidiaries. Accordingly, CF Holdings will be dependent on the cash flow of, and dividends and distributions from, its subsidiaries to perform on its guarantee of the notes. As a result, the guarantee of CF Holdings provides little, if any, additional credit support for the notes, and investors should not rely on that guarantee in evaluating whether to invest in the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the amended credit agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the amended credit agreement, the indentures governing our outstanding debt securities and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including the amended credit agreement, the indentures governing our outstanding debt securities and the indentures governing the notes. In the event of such default,

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under the amended credit agreement could elect to terminate their commitments thereunder and cease making further loans; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the amended credit agreement to avoid being in default. If we breach our covenants under the amended credit agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the amended credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to repurchase our debt, including the notes, if we experience a change of control and a related downgrade in the credit rating of the notes.

        Under certain circumstances, we will be required, under the terms of the indentures governing the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes that together constitute a change of control repurchase event. Our failure to repurchase the notes upon a change of control repurchase event would cause a default under the indentures governing the notes and a cross default under the amended credit agreement and the indentures governing our outstanding debt securities. The amended credit agreement also provides that a change of control will be an event of default that permits lenders to accelerate the maturity of borrowings thereunder. The indentures governing our outstanding debt securities contain, and any of our future debt agreements may contain, similar provisions. If a change of control repurchase event were to occur, we cannot assure you that we would have sufficient funds to purchase the notes or any other securities that we would be required to offer to purchase. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

        The change of control provision may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under "Description of the Notes—Change of Control," the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        In addition, if we were to experience a change of control (as defined for purposes of the amended credit agreement), which would constitute an event of default under the amended credit agreement, and the lenders' commitments under the amended credit agreement were terminated as a result, we might not be able to replace the amended credit agreement on terms equal to or more favorable than the current terms.

The terms of the indentures and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

        As described above, upon the occurrence of a change of control repurchase event, holders of the notes will be entitled to require us to repurchase their notes. However, the definition of the term "change of control repurchase event" is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations or dispositions that do not constitute "all or substantially all" of the properties or assets of CF Holdings and its subsidiaries taken as a whole) that could negatively impact the value of the notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a change of control repurchase event, holders of the notes would not have any right to require us to repurchase the notes prior to their maturity.

        Furthermore, the indentures for the notes will not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

  •
  limit our ability to engage in dispositions of assets that do not constitute "all or substantially all" of the properties or assets of CF Holdings and its subsidiaries taken as a whole;

  •
  limit our ability to incur indebtedness or other obligations that are equal in right of payment with the notes or prohibit us from incurring secured debt to which the notes would be effectively subordinated and which could affect our credit ratings;

  •
  restrict our subsidiaries' ability to incur indebtedness or other obligations that would be effectively senior to the notes;

  •
  restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

  •
  restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

        As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indentures and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

        The notes are new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and may discontinue their market making activities at any time without notice.

        Therefore, an active market for the notes may not develop, and if a market for the notes does develop, that market may not continue. In addition, no assurance can be given to the liquidity of any market that does develop, or as to your ability to sell your notes or the prices at which you may be able to sell your notes.

The trading price for the notes will be directly affected by many factors, including our credit rating.

        Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes. Subsequent to their issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as oral statements we make from time to time, contain forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those in the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict" or "project" and similar terms and phrases, including references to assumptions. Forward-looking statements also may relate to our operations, financial results, financial condition, liquidity and business prospects and strategy. Our forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Accordingly, you should not unduly rely on these forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        Our actual results could differ materially from those expressed in or implied by forward-looking statements for many reasons, including, among others, the factors described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CF Holdings' most recent Annual Report on Form 10-K filed with the SEC and any Quarterly Reports on Form 10-Q filed by CF Holdings with the SEC since the filing of such Annual Report on Form 10-K and the following:

  •
  the volatility of natural gas prices in North America;

  •
  the cyclical nature of our business and the agricultural sector;

  •
  the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers;

  •
  conditions in the U.S. agricultural industry;

  •
  reliance on third party providers of transportation services and equipment;

  •
  difficulties in completing the implementation of a new enterprise resource planning system and risks associated with cyber security;

  •
  weather conditions;

  •
  our ability to complete our recently announced production capacity expansion projects on schedule as planned, on budget or at all;

  •
  risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required;

  •
  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

  •
  our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities;

  •
  future regulatory restrictions and requirements related to greenhouse gas emissions;

  •
  the seasonality of the fertilizer business;

  •
  the impact of changing market conditions on our forward sales programs;

  •
  risks involving derivatives and the effectiveness of our risk measurement and hedging activities;

  •
  the significant risks and hazards involved in producing and handling our products against which we may not be fully insured;

  •
  our reliance on a limited number of key facilities;

  •
  risks associated with joint ventures;

  •
  acts of terrorism and regulations to combat terrorism;

  •
  difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

  •
  risks associated with international operations;

  •
  losses on our investments in securities;

  •
  deterioration of global market and economic conditions;

  •
  our ability to manage our indebtedness;

  •
  loss of key members of management and professional staff; and

  •
  the other risks and uncertainties included from time to time in our filings with the SEC.

 USE OF PROCEEDS

        We estimate the net proceeds from the issuance and sale of the notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $             billion. We intend to use the net proceeds from this offering to fund our capacity expansion projects and working capital and for other general corporate purposes, including stock repurchases.

CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of March 31, 2013:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to (i) transactions in connection with the April 30, 2013 acquisition by us of all of the outstanding interests we did not already own in Canadian Fertilizers Limited, or CFL (the "Acquisition"), a variable interest entity that was previously consolidated in our financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, and (ii) repurchases by us of shares of CF Holdings common stock under our share repurchase program subsequent to March 31, 2013; and

  •
  on an as further adjusted basis to give effect to this offering.

        The following table is unaudited and should be read in conjunction with "Summary—Summary Consolidated Financial Data," "Use of Proceeds" and "Description of Certain Other Indebtedness" and the financial statements and related notes of CF Holdings, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2013
	Actual	As Adjusted	As Further Adjusted
		(in millions)

Cash and cash equivalents(1)	$2,210.3	$1,098.9	$

Debt:
Revolving credit facility(2)	$—	$—		$—
6.875% Senior Notes due 2018(3)	800.0	800.0		800.0
7.125% Senior Notes due 2020(3)	800.0	800.0		800.0
Notes payable(4)	4.8	—		—
% Senior Notes due 2023 offered hereby	—	—
% Senior Notes due 2043 offered hereby	—	—

Total debt	$1,604.8	$1,600.0	$

Total stockholders' equity(5)	$5,732.3	$4,737.0		$4,737.0
Noncontrolling interest(6)	385.4	367.1		367.1

Total equity	$6,117.7	$5,104.1		$5,104.1

Total capitalization	$7,722.5	$6,704.1	$

(1)
The difference between the actual and as adjusted amounts reflects (i) payment by us of approximately C$865 million (which was in addition to a C$45 million deposit paid prior to March 31, 2013) cash consideration in the Acquisition, (ii) payment of an estimated $10.8 million by CFL to one of its former noncontrolling interest holders and (iii) the use of approximately $242.8 million in cash for repurchases of shares of CF Holdings common stock under our share repurchase program.

(2)
As of March 31, 2013, we had a $500 million revolving credit facility governed by a Revolving Credit Agreement dated as of May 1, 2012 (the "Revolving Credit Agreement"). As of March 31, 2013, there were no borrowings outstanding under the Revolving Credit Agreement. The Revolving Credit Agreement was amended and restated as of April 22, 2013. The amended credit agreement provides for a revolving credit facility of up to $1.0 billion. As of May 15, 2013, $8.9 million of letters of credit were outstanding and $991.1 million was available for borrowing under the amended credit agreement. See "Description of Certain Other Indebtedness—Amended Credit Agreement."

(3)
For a description of the terms of the 6.875% Senior Notes due 2018 and the 7.125% Senior Notes due 2020, see "Description of Certain Other Indebtedness—6.875% Senior Notes due 2018 and 7.125% Senior Notes due 2020."

(4)
Represents indebtedness owed by CFL to one of its noncontrolling interest holders prior to the Acquisition. In connection with the Acquisition, the noncontrolling interest holder in CFL assigned that indebtedness to an indirect wholly-owned subsidiary of CF Holdings. As a result, such indebtedness would be eliminated in consolidation and would no longer appear on our consolidated balance sheet.

(5)
The difference between the actual and as adjusted amounts reflects a reduction in stockholders' equity attributable to the items described in clauses (i) and (iii) of footnote 1 to this table offset in part by the impact of the estimated amount of a deferred tax asset recorded in the Acquisition.

(6)
The difference between the actual and as adjusted amounts reflects elimination of noncontrolling interest as a result of the Acquisition.

        The adjustments in the foregoing table related to the Acquisition reflect only those adjustments we have identified to date; reflect a preliminary allocation of the cash consideration to the interests acquired based on an estimated valuation, and estimates of the related income tax effects; and reflect a preliminary estimate of the amount, which has not yet been finally determined, to be paid by CFL to one of its former noncontrolling interest holders. Actual results will differ from those reflected in the adjustments for the Acquisition reflected in the table above once we have finalized the allocation, determined the amount to be paid by CFL to one of its former noncontrolling interest holders and completed the process of identifying certain adjustments. There can be no assurance that such finalization, determination or completion will not result in material changes to the items reflected in the table above.

 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Amended Credit Agreement

        The following description of the amended credit agreement is not complete and is qualified in all respects by reference to such agreement, which CF Holdings has filed with the SEC as an exhibit to a Current Report on Form 8-K incorporated by reference herein. See "Where You Can Find More Information."

        On April 22, 2013, CF Holdings, as guarantor, and CFI, as borrower, entered into a $1.0 billion senior unsecured Amended and Restated Revolving Credit Agreement, or the amended credit agreement, with the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as issuing banks, and Morgan Stanley Senior Funding, Inc., as administrative agent for such lenders, which amended and restated the Company's previous $500 million senior unsecured Revolving Credit Agreement, dated May 1, 2012, that was scheduled to mature May 1, 2017. The amended credit agreement provides for a revolving credit facility of up to $1.0 billion.

        Borrowings under the amended credit agreement bear interest at a per annum rate equal to, at CFI's option, the one, two, three or six month LIBOR rate (or, if available to, or with the consent of, each lender, the LIBOR rate for such other period that is less than one month or greater than six months) plus a margin of 1.125% to 2.00%, or a base rate plus a margin of 0.125% to 1.00%. CFI is required to pay an undrawn commitment fee equal to 0.15% to 0.35% of the undrawn portion of the commitments under the amended credit agreement, as well as customary letter of credit fees. The margin added to LIBOR or to the base rate, as well as the amount of the commitment fee, will depend on CF Holdings' credit rating at the time.

        Borrowings under the amended credit agreement mature on May 1, 2018. Borrowings under the amended credit agreement may be voluntarily repaid without premium or penalty, subject to CFI's payment of breakage costs in connection with any LIBOR-based loan.

        All borrowings under the amended credit agreement are unsecured. Currently, CF Holdings is the only guarantor of CFI's obligations under the amended credit agreement. Each of CFI's material domestic subsidiaries will be required to become a guarantor under the amended credit agreement only if such subsidiary guarantees other debt for borrowed money (subject to certain exceptions) of CFI or Holdings in an aggregate amount in excess of $350 million. Currently, no such subsidiary guarantees debt for borrowed money in an aggregate amount in excess of $350 million.

        The amended credit agreement contains customary representations and warranties and covenants for a transaction of this type, including two financial maintenance covenants: (i) a minimum interest coverage ratio, as defined in the amended credit agreement, that must be maintained at a level of not less than 2.75 to 1.00 and (ii) a maximum total leverage ratio, as defined in the amended credit agreement, that must be maintained at a level of not greater than 3.75 to 1.00. Certain subsidiaries of CF Holdings are excluded from the restrictions contained in certain of the covenants under the amended credit agreement.

        The amended credit agreement contains customary events of default, including but not limited to:

  •
  non-payment of principal, interest or fees;

  •
  inaccuracy of representations and warranties in any material respect;

  •
  failure to comply with certain covenants;

  •
  cross-defaults to certain other indebtedness;

  •
  certain bankruptcy or insolvency events;

  •
  judgments in excess of a specified amount;

  •
  certain specified ERISA events;

  •
  invalidity or unenforceability of any guarantee; and

  •
  a change of control, as such term is defined in the amended credit agreement.

        Upon the occurrence and during the continuance of an event of default under the amended credit agreement, other than a bankruptcy event of default, the administrative agent may, and at the request of certain lenders is required to, accelerate the loans under the amended credit agreement, resulting in the borrowings thereunder becoming immediately due and payable, and terminate the lenders' commitments under the amended credit agreement. In the case of a bankruptcy event of default under the amended credit agreement, borrowings under the amended credit agreement would automatically become immediately due and payable, and the lenders' commitments under the amended credit agreement would automatically terminate.

6.875% Senior Notes due 2018 and 7.125% Senior Notes due 2020

        On April 23, 2010, CFI issued $800 million aggregate principal amount of 6.875% senior notes due May 1, 2018 (the "2018 notes") and $800 million aggregate principal amount of 7.125% senior notes due May 1, 2020 (the "2020 notes" and, together with the 2018 notes, the "existing notes."). The following description of the existing notes is not complete and is qualified in all respects by reference to the terms of the indentures governing such notes, which CF Holdings filed with the SEC as exhibits to a Current Report on Form 8-K on April 27, 2010 and which are exhibits to CF Holdings' Annual Report on Form 10-K incorporated by reference herein.

        The 2018 notes bear interest at a rate of 6.875% per annum, payable semiannually on May 1 and November 1 beginning on November 1, 2010, maturing on May 1, 2018. The 2020 notes bear interest at a rate of 7.125% per annum, payable semiannually on May 1 and November 1 beginning on November 1, 2010, maturing on May 1, 2020. The indentures governing the existing notes provide that each series of the existing notes may be redeemed at CFI's option, in whole at any time or in part from time to time, at a specified make-whole price applicable to that series plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption.

        Under the indentures governing the existing notes, specified changes of control involving CF Holdings or CFI, when accompanied by a ratings downgrade, as defined with respect to the applicable series of existing notes, constitute change of control repurchase events, requiring CFI to offer to repurchase the existing notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

        Under the indentures governing the existing notes, the existing notes are to be guaranteed by CF Holdings and each of CF Holdings' current and future subsidiaries (other than CF Industries) that from time to time is a borrower or guarantor under the Credit Agreement, dated as of April 5, 2010 (the "2010 credit agreement"), among CF Holdings, CFI, the various lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, or any renewal, replacement or refinancing thereof, including the amended credit agreement. Upon termination of the 2010 credit agreement, the guarantees of the subsidiaries of CF Holdings guaranteeing obligations under the 2010 credit agreement were released. As a result, the subsidiaries were automatically released from their guarantees of the existing notes. In the event that a subsidiary of CF Holdings, other than CFI, becomes a borrower or a guarantor under the amended credit agreement, such subsidiary would be required to become a guarantor of the existing notes.

        The indentures governing the existing notes contain covenants that limit, among other things, the ability of CF Holdings and its subsidiaries, including CFI, to incur liens on certain properties to secure debt, to engage in sale and leaseback transactions, to merge or consolidate with other entities and to sell, lease or transfer all or substantially all of the assets of CF Holdings and its subsidiaries to another entity. At March 31, 2013, CF Holdings and CFI were in compliance with all of their respective covenants under the indentures governing the existing notes. The indentures governing the existing notes also provide for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest on the existing notes, failure to comply with other covenants or agreements under the indentures governing the existing notes (other than the reporting covenant), certain defaults on other indebtedness, failure of CF Holdings' or certain subsidiaries' guarantees of the applicable existing notes to be enforceable, and specified events of bankruptcy or insolvency.

 DESCRIPTION OF THE NOTES

        The notes will be issued in two series, as described below, in each case under an indenture (the "base indenture") and a separate supplemental indenture (the base indenture, as supplemented by the supplemental indenture with respect to the applicable series of the notes, is referred to in this "Description of the Notes" section as the "indenture" with respect to such series of the notes) among the issuer, CF Holdings and Wells Fargo Bank, National Association, as trustee. The indenture with respect to each series of the notes (together referred to as the "indentures") will be subject to the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"). The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled "Description of Debt Securities" included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indentures and the notes. This description and the section entitled "Description of Debt Securities" in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indentures and the notes. Capitalized terms used in this "Description of the Notes" have the meanings specified in the indentures and are generally summarized in this description. In this "Description of the Notes," (i) references to "CF Industries," the "issuer," "we," "us" and "our" refer only to CF Industries, Inc. and not to any of its subsidiaries, (ii) references to "CF Holdings" refer only to CF Industries Holdings, Inc. and not to any of its subsidiaries and (iii) references to the "issue date" are to the date of the original issuance of the notes (other than any additional notes issued as described under "—Issuance of Additional Notes").

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes will:

  •
  be the issuer's general unsecured obligations;

  •
  rank equally in right of payment with all of the issuer's existing and future unsecured senior Indebtedness;

  •
  be effectively junior to the issuer's secured Indebtedness up to the value of the collateral securing such Indebtedness;

  •
  be senior in right of payment to any of the issuer's future subordinated Indebtedness; and

  •
  be unconditionally guaranteed by CF Holdings.

The Note Guarantees

        The notes will be guaranteed by the issuer's parent, CF Holdings. If any Subsidiary of CF Holdings other than the issuer becomes a borrower or guarantor under the Credit Agreement, that Subsidiary will be required to guarantee the notes if and for so long as such Subsidiary is a borrower or guarantor under the Credit Agreement (any Subsidiaries that so guarantee the notes are referred to collectively as the "Subsidiary Guarantors" and each individually as a "Subsidiary Guarantor," and CF Holdings and the Subsidiary Guarantors (if any) are referred to collectively as the "Guarantors" and each individually as a "Guarantor"); provided that such requirement for any Subsidiary of CF Holdings to guarantee the notes will apply only until the later to occur of (a) the retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, CF Industries' 6.875% Senior Notes due 2018 (the "Senior Notes due 2018") or the Subsidiaries of CF Holdings other than the issuer otherwise becoming no longer subject to such a requirement to guarantee the Senior Notes due 2018 and (b) the retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, CF Industries' 7.125% Senior Notes due 2020

(the "Senior Notes due 2020") or the Subsidiaries of CF Holdings other than the issuer otherwise becoming no longer subject to such a requirement to guarantee the Senior Notes due 2020.

        Each Guarantor's guarantee of the notes will:

  •
  be a general unsecured obligation of such Guarantor;

  •
  rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

  •
  be effectively junior to such Guarantor's secured Indebtedness up to the value of the collateral securing such Indebtedness; and

  •
  be senior in right of payment to any future subordinated Indebtedness of such Guarantor.

Principal, Maturity and Interest

        In this offering, the issuer will issue $                        aggregate principal amount of its      % Senior Notes due 2023 (the "2023 notes") and $                        aggregate principal amount of its      % Senior Notes due 2043 (the "2043 notes" and, together with the 2023 notes, the "notes"). The 2023 notes will mature on        , 2023 and the 2043 notes will mature on        , 2043. The 2023 notes and the 2043 notes are separate series of debt securities under the base indenture and the indentures, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. The issuer may issue additional notes from time to time after this offering. See "—Issuance of Additional Notes."

        Interest will accrue at a rate per annum of    % on the 2023 notes and        % on the 2043 notes, in each case from the issue date or from the most recent date to which interest has been paid. Interest on the notes of a series will be payable semi-annually in arrears to holders of record of such series at the close of business on        or         immediately preceding the interest payment date on        and        of each year, starting on          , 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will be issued in book-entry form only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Method of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to CF Industries, CF Industries will, directly or through the paying agent, pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the note holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar with respect to a series of the notes without prior notice to the holders of the notes of such series, and CF Industries or any of its Subsidiaries may act as paying agent or registrar.

Issuance of Additional Notes

        We may from time to time, without the consent of, or notice to, the holders of the notes of a series, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes of a series having similar terms, together with the previously issued notes of such series, will constitute a single series of debt securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase, provided that if the additional notes are not fungible with the originally issued notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the indentures and this "Description of the Notes," references to a series of notes include any additional notes of the same series actually issued.

        In addition, we may issue from time to time other series of debt securities under the base indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which the issuer, CF Holdings or any other Subsidiaries of CF Holdings may incur.

Transfer and Exchange

        A holder may transfer or exchange notes of a series in accordance with the provisions of the indenture with respect to such series. The registrar and trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note of a series (1) for a period of 15 days before a selection of notes of such series to be redeemed or (2) if such note has been tendered and not withdrawn in connection with a Change of Control Offer with respect to notes of such series.

The Note Guarantees

        The notes will be guaranteed by CF Holdings. In addition, if any Subsidiary of CF Holdings other than the issuer becomes a borrower or guarantor under the Credit Agreement, that Subsidiary will be required to guarantee the notes if and for so long as such Subsidiary is a borrower or guarantor under the Credit Agreement, provided that such requirement for any Subsidiary of CF Holdings to guarantee the notes will apply only until the later to occur of (a) the retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, the Senior Notes due 2018 or the Subsidiaries of CF Holdings other than the issuer otherwise becoming no longer subject to such a requirement to guarantee the Senior Notes due 2018 and (b) the retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, the Senior Notes due 2020 or the Subsidiaries of CF Holdings other than the issuer otherwise becoming no longer subject to such a requirement to guarantee the Senior Notes due 2020. The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Subsidiary Guarantor under its Note Guarantee with respect to a series of the notes will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than CF Industries or another Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

        The Note Guarantee of CF Holdings will be released with respect to a series of notes upon Legal Defeasance with respect to the notes of such series or satisfaction and discharge of the indenture with respect to such series of notes as described below under the sections titled "Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

        The Note Guarantee of a Subsidiary Guarantor will be automatically released with respect to a series of notes:

  (1)
  upon the release, discharge or termination of such Subsidiary Guarantor's Guarantee of the Credit Agreement;

  (2)
  upon the later to occur of (a) the discharge, termination or release of, or the release of such Subsidiary Guarantor from its obligations under, such Subsidiary Guarantor's Guarantee of the Senior Notes due 2018, including, without limitation, any such discharge, termination or release as a result of retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, the Senior Notes due 2018, and (b) the discharge, termination or release of, or the release of such Subsidiary Guarantor from its obligations under, such Subsidiary Guarantor's Guarantee of the Senior Notes due 2020, including, without limitation, any such discharge, termination or release as a result of retirement, discharge or legal or covenant defeasance of, or satisfaction and discharge of the supplemental indenture governing, the Senior Notes due 2020; or

  (3)
  upon Legal Defeasance with respect to the notes of such series or satisfaction and discharge of the indenture with respect to such series of the notes as described below under the sections titled "Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

        We must notify the trustee of any Note Guarantee of a Subsidiary Guarantor that is released. The trustee must execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon our request and upon being provided an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent under the applicable indenture to the execution and delivery of such instrument have been complied with as provided in the applicable indenture.

Ranking

        The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's future debt that is not subordinated in right of payment to the notes. CF Holdings' Note Guarantees will be unsecured obligations of CF Holdings, ranking senior in right of payment to all of CF Holdings' future debt that is subordinated in right of payment to such Note Guarantees and ranking equally in right of payment with all of CF Holdings' existing and future debt that is not subordinated in right of payment to such Note Guarantees. The notes will be effectively junior to all liabilities of CF Holdings' Subsidiaries (other than the issuer), unless such Subsidiaries become Subsidiary Guarantors, and all secured debt of CF Holdings and its Subsidiaries (including the issuer and any Subsidiary Guarantors) to the extent of the value of the collateral securing that debt.

        CF Holdings had no secured indebtedness outstanding on a consolidated basis as of March 31, 2013. As of March 31, 2013, Subsidiaries of CF Holdings other than the issuer held $9.2 billion of the consolidated total assets of CF Holdings and had $2.3 billion of total liabilities (including trade payables and liabilities attributable to noncontrolling interests).

Optional Redemption

        The notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes of such series to be redeemed and (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series being redeemed (excluding any portion of such payments of interest accrued as of the applicable date of redemption), discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus      basis points with respect to the 2023 notes and      basis points with respect to the 2043 notes, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the applicable date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

        Unless we default in payment of the redemption price with respect to notes of a series, on and after the applicable redemption date, interest will cease to accrue on the notes of such series or portion thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected by the trustee by a method the trustee deems to be fair and appropriate, subject to applicable procedures of DTC (as defined below).

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed at such holder's registered address, except that redemption notices with respect to the notes of a series may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance with respect to the notes of such series or a satisfaction and discharge of the indenture with respect to such series of the notes. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of such original note upon cancellation of such original note. Notes called for redemption become due on the date fixed for redemption.

Mandatory Redemption

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

        If a Change of Control Repurchase Event occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above, each holder of notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that holder's notes of such series pursuant to a Change of Control Offer. In the Change of Control Offer with respect to such series, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus accrued and unpaid interest, if any, on the notes of such series repurchased to, but not including, the date of repurchase (the "Change of Control Payment"). Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a Change of Control Payment Date (as defined below) will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. Within 30 days following any Change of Control Repurchase Event with respect to a series of the notes, we will mail (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder of such series:

  (1)
  describing the transaction or transactions that constitute the Change of Control Repurchase Event;

  (2)
  offering to repurchase notes of such series on the date specified in the notice (the "Change of Control Payment Date"), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent; and

  (3)
  stating the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes of such series purchased.

        We will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes or the applicable indenture by virtue of such compliance.

        On the Change of Control Payment Date with respect to a series of notes, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes of such series properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes of such series properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes of such series properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes of such series being purchased.

        We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        We will not be required to make a Change of Control Offer with respect to a series of notes upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer with respect to such series of the notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all of the notes of such series properly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of CF Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes of a series to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of CF Holdings and its Subsidiaries' properties or assets taken as a whole to another Person or group may be uncertain.

        The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain Covenants

Limitation on Liens

        Except as described under "—Exemptions from Limitations on Liens and Sale and Leaseback Transactions," neither CF Holdings nor any of its Subsidiaries will create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise (collectively, "incur"), any Indebtedness secured by a Lien, other than a Permitted Lien (as defined below), upon any Principal Property without equally and ratably securing any notes then outstanding (for so long as such Indebtedness is so secured). Any of the following Liens is a "Permitted Lien":

  (1)
  Liens securing up to $2,500.0 million of Indebtedness and other Obligations under the Credit Facilities;

  (2)
  Liens securing any Hedging Agreement between CF Holdings and any of its Subsidiaries, on the one hand, and one or more Persons that are, at the time such Hedging Agreement is entered into, lenders under one or more Bank Credit Facilities of CF Holdings or any of its Subsidiaries (or affiliates of such lenders), on the other hand, which Liens encumber assets that are also subject to Liens securing Indebtedness and other Obligations under the Bank Credit Facilities;

  (3)
  Liens in favor of CF Holdings or any of its Subsidiaries, including, without limitation, Liens securing Indebtedness between or among CF Holdings and any of its Subsidiaries;

  (4)
  Liens securing (a) Capital Lease Obligations and (b) other Indebtedness of CF Holdings or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets; provided in the case of the immediately-preceding subclauses (a) and (b) that at the time of incurrence thereof, the aggregate principal amount of Capital Lease Obligations and other Indebtedness secured by Liens pursuant to this clause (4) (including subclause (c) of this clause (4)) does not exceed 10% of Consolidated Total Assets, and (c) any refinancing, replacement, refunding, renewal or extension of such Indebtedness in an amount not greater than the principal amount of such Indebtedness secured by the Lien that is refinanced, replaced, refunded, renewed or extended, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs payable in connection with any such extension, renewal or replacement;

  (5)
  Liens on any Principal Property existing at the time of its acquisition and Liens created prior to, contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the completion of the acquisition, improvement, alteration, construction or commencement of full operation of such property (whichever is latest) to secure Indebtedness incurred for the purposes of payment of the purchase price of such property or the cost of such improvement, alteration, construction or commencement of full operation;

  (6)
  Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with CF Holdings or any Subsidiary of CF Holdings; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CF Holdings or the applicable Subsidiary;

  (7)
  Liens on assets of any Person existing at the time such Person becomes a Subsidiary of CF Holdings; provided that such Liens were in existence prior to and not incurred in contemplation of such Person becoming a Subsidiary of CF Holdings and do not extend to any assets other than those of the Person that became a Subsidiary of CF Holdings;

  (8)
  Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (9)
  Liens created or assumed in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure the performance of bids, tenders or trade contracts (other than for Indebtedness);

  (10)
  Liens arising out of litigation or judgments being contested;

  (11)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 60 days or that are being contested in good faith (and, if necessary, by appropriate proceedings or for commitments that have not been violated);

  (12)
  leases or subleases granted to others and any interest or title of a lessor under any lease not prohibited by the applicable indenture;

  (13)
  Liens (other than Liens securing Credit Facilities) existing on the issue date;

  (14)
  Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financing;

  (15)
  zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of CF Holdings and its Subsidiaries taken as a whole;

  (16)
  Liens in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and accounts receivable; and

  (17)
  any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in clause (5), (6), (7), (13) or (14) above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is extended, renewed or replaced, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

Limitation on Sale and Leaseback Transactions

        Except as described under "—Exemptions from Limitations on Liens and Sale and Leaseback Transactions," CF Holdings will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to a Principal Property and with a lease exceeding three years, other than leases between or among CF Holdings and its Subsidiaries, unless:

  (1)
  CF Holdings and/or such Subsidiary or Subsidiaries would be entitled to incur Indebtedness in an amount equal to or greater than the Attributable Debt in respect of such Sale and Leaseback Transaction, secured by a Lien on such Principal Property without being required to secure the notes in accordance with the covenant described under "—Limitation on Liens"; and

  (2)
  within 120 days after such Sale and Leaseback Transaction, CF Holdings or such Subsidiary applies an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the Fair Market Value at the time of such Sale and Leaseback Transaction of the Principal Property so leased to the retirement of Funded Debt of CF Holdings or any of its Subsidiaries or the purchase, acquisition or, in the case of real property, construction of other property that will constitute Principal Property.

Exemptions from Limitations on Liens and Sale and Leaseback Transactions

        CF Holdings and its Subsidiaries may incur Indebtedness secured by Liens or enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions"; provided that, immediately after giving effect thereto, the amount of outstanding Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property (now owned or hereafter acquired) incurred without equally and ratably securing the notes pursuant to the covenant described under "—Limitation on Liens," plus the aggregate amount of all outstanding Attributable Debt with respect to all such Sale and Leaseback Transactions (not including those that are for less than three years or in respect of which Funded Debt is retired or property that will constitute Principal Property is purchased, as described under "—Limitation on Sale and Leaseback Transactions"), does not exceed 15% of Consolidated Total Assets.

        Liens and Indebtedness incurred and Sale and Leaseback Transactions entered into by any Terra Nitrogen Entity will be disregarded, including, without limitation, for purposes of the provisions described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions," until such time, if any, that such Person is required to become a Guarantor pursuant to the provisions described under "—Additional Note Guarantees"; provided that, at the time such Person is required to become a Guarantor pursuant to such provisions, any such Liens, Indebtedness and Sale and Leaseback Transactions existing at such time shall be disregarded, including, without limitation, for purposes of the provisions described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions," so long as such Liens, Indebtedness or Sale and Leaseback Transactions were in existence prior such time and not incurred in contemplation of such Person becoming a Guarantor.

SEC Reports

        CF Holdings and the issuer shall file with the trustee and the SEC, and transmit to holders of the notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the TIA at the times and in the manner provided in the TIA; provided that, unless available on EDGAR (or any successor system for the submission of documents to the SEC in electronic format), any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the trustee within 30 days after the same is filed with the SEC.

Merger, Consolidation or Sale of Assets

        Neither CF Holdings nor CF Industries will, directly or indirectly: (1) consolidate or merge with or into another Person, other than CF Industries or CF Holdings, respectively (whether or not CF Holdings or CF Industries, as the case may be, is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CF Holdings and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either (a) CF Holdings or CF Industries, as the case may be, is the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

  (2)
  the surviving or successor entity (if other than CF Holdings or CF Industries, as the case may be) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CF Holdings or CF Industries, as the case may be, under the notes and the indentures pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (3)
  immediately after completion of the transaction, no Default or Event of Default has occurred and is continuing; and

  (4)
  the surviving or successor entity shall have delivered to the trustee an Officers' Certificate and opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the covenant described under "—Merger, Consolidation or Sale of Assets" and that all conditions precedent in the indentures relating to such transaction have been complied with.

        The indenture will provide that the surviving or successor person formed by any such consolidation or into which CF Holdings or CF Industries, as the case may be, is so merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, shall succeed to, and be substituted for, CF Holdings or CF Industries, as the case may be, under the indenture, with the same effect as if such successor person had been named as CF Holdings or CF Industries, as the case may be, under the indenture (except that CF Industries or its successor pursuant to the provisions described in this sentence shall not be required to be a Guarantor). In the event of a succession in compliance with this covenant, each of the indentures will provide that the predecessor shall be relieved from all of its obligations and covenants under such indenture upon the consummation of such succession.

Additional Note Guarantees

        If any Subsidiary of CF Holdings other than the issuer or a Subsidiary Guarantor becomes a borrower under the Credit Agreement or directly or indirectly guarantees any Indebtedness under the Credit Agreement, CF Holdings must cause such Subsidiary to, at the same time, execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the same terms and conditions as those applicable to the Subsidiary Guarantors under the indenture. Thereafter, such Subsidiary will be a Subsidiary Guarantor with respect to each series of the notes until such Subsidiary's Note Guarantee with respect to such series of the notes is released in accordance with the indenture.

Events of Default

        "Event of Default" means, with respect to any series of notes, any of the following events:

  (1)
  default for 30 days in the payment when due of interest on the notes of such series

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes of such series;

  (3)
  subject to the provisions described in the following paragraph, failure by CF Holdings or any of its Subsidiaries to comply with any other covenant or other agreement in the indenture with respect to the notes of such series or any term in the notes of such series for 60 days after notice to CF Industries with respect to such series from the trustee or to CF Industries and the trustee with respect to such series from the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding;

  (4)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CF Holdings or any of its Subsidiaries (or the payment of which is guaranteed by CF Holdings or any of its Subsidiaries), whether such Indebtedness now exists or is created after the issue date, if that default:

    (a)
    is caused by a failure to pay principal when due at final (and not any interim) maturity of such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its stated maturity (without such acceleration having been rescinded, annulled or otherwise cured);

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $150.0 million or more;

  (5)
  any Note Guarantee of CF Holdings or a Significant Subsidiary of CF Holdings with respect to the notes of such series is held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the applicable indenture, ceases for any reason to be in full force and effect, or CF Holdings or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, that is a Significant Subsidiary of CF Holdings denies or disaffirms its obligations under its Note Guarantee with respect to the notes of such series; or

  (6)
  certain events of bankruptcy, insolvency or reorganization of CF Holdings or any of its Subsidiaries that is a Significant Subsidiary of CF Holdings or any group of Subsidiaries of CF Holdings that, taken together, would constitute a Significant Subsidiary of CF Holdings.

        Notwithstanding the provisions described in clause (3) of the immediately-preceding paragraph or any other provision of the indentures, except as described in the final sentence of this paragraph, the sole remedy for any failure by CF Holdings or the issuer to comply with the covenant described under "—Certain Covenants—SEC Reports" will be the payment of Liquidated Damages as described in the following sentence, such failure to comply shall not constitute a Default or Event of Default with respect to any series of the notes, and holders of the notes of a particular series will not have any right to accelerate the maturity of such notes as a result of any such failure to comply. If a failure by CF Holdings or the issuer to comply with the covenant described under "—Certain Covenants—SEC Reports" continues with respect to a particular series of the notes for 180 consecutive days after CF Industries receives from the trustee, or CF Industries and the trustee receive from the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding, notice of such failure to comply with respect to such series (such notice, a "Reports Default Notice" with respect to such series of the notes), the issuer will pay liquidated damages ("Liquidated Damages") to all holders of the notes of such series at a rate per annum equal to 0.25% of the principal amount of the notes of such series from the 180th day following CF Industries' receipt of such Reports Default Notice to but not including the date on which such failure to comply shall have been cured or waived (and, on such date, Liquidated Damages will cease to accrue with respect to the notes of such series). A failure to comply with the covenant described under "—Certain Covenants—SEC Reports" automatically will cease to be continuing and will be deemed cured at such time as CF Holdings or the issuer, as applicable, files with the SEC (or, if the SEC will not accept such filing, delivers to holders of the notes or otherwise makes publicly available) the applicable annual report, information, document or other report. In no event will the issuer be required to pay Liquidated Damages with respect to the notes of any series at a rate in excess of 0.25% of the principal amount of the notes of such series per annum, irrespective of the number of Reports Default Notices that may have been received and irrespective of the number of failures to comply with the covenant described under "—Certain Covenants—SEC Reports" that may be continuing.

        For purposes of clauses (4) and (6) of the first paragraph under "—Events of Default," each Terra Nitrogen Entity will be deemed not to be a Subsidiary of CF Holdings until such time as it is required to become (and during any period in which it is not (and is not required to be)) a Guarantor pursuant to the provisions described under "—Certain Covenants—Additional Note Guarantees."

        In the case of an Event of Default with respect to a series of the notes arising from certain events of bankruptcy or insolvency with respect to CF Holdings or any of its Subsidiaries that is a Significant Subsidiary of CF Holdings or any group of Subsidiaries of CF Holdings that, taken together, would constitute a Significant Subsidiary of CF Holdings, all outstanding notes of such series will become due and payable immediately without further action or notice. If any other Event of Default with respect to a series of the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of a particular series may declare all the notes of such series to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes of a particular series may direct the trustee in its exercise of any trust or power vested in it by the indenture with respect to that series. The trustee may withhold from holders of the notes of any series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, such notes.

        Subject to the provisions of the indenture with respect to the notes of a series relating to the duties of the trustee, in case an Event of Default with respect to the notes of such series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to such series of the notes at the request or direction of any holders of notes of such series of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note of a particular series may pursue any remedy with respect to the indenture with respect to a series of the notes or such series of the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default with respect to such series of the notes is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes of such series have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes of a particular series by notice to the trustee may, on behalf of the holders of all of the notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture with respect to a series of the notes except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes of such series.

        CF Industries will be required to deliver to the trustee annually a certificate regarding compliance with the indenture. Within 15 Business Days after an executive officer of CF Holdings or the issuer becomes aware of any Default or Event of Default, CF Industries will be required to deliver to the trustee a statement specifying such Default or Event of Default.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the notes of any series or the Note Guarantees for the notes of any series may be amended with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series), the indenture with respect to a series of notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of such series of notes, and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of each series of notes affected thereby.

        Without the consent of each holder of any series of notes affected, an amendment, supplement or waiver may not (with respect to any notes of such series held by a non-consenting holder):

  (1)
  reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note of such series, alter the provisions with respect to the redemption of the notes of such series or waive any redemption payment with respect to any note of such series;

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note of such series;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note of such series payable in money other than that stated in the notes of such series;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the note of such series;

  (7)
  release any Guarantor that is a Significant Subsidiary of CF Holdings from any of its obligations under its Note Guarantee with respect to notes of such series or the indenture with respect to such series, except in accordance with the terms of the indenture; or

  (8)
  make any change in the preceding amendment and waiver provisions described in this paragraph relating to the notes of such series.

        Notwithstanding the preceding, without the consent of any holder of notes, CF Industries, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of CF Industries' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of CF Industries' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes of a particular series of the notes or that does not adversely affect the legal rights under the indenture with respect to such series of the notes of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indentures under the TIA;

  (6)
  to conform the text of the indenture, the Note Guarantees, or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes of a particular series in accordance with the limitations set forth in the indenture with respect to such series of the notes as of the issue date;

  (8)
  to establish the forms or terms of debt securities of any series;

  (9)
  to evidence and provide for the acceptance of appointment by a successor trustee; or

  (10)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes of a particular series.

Legal Defeasance and Covenant Defeasance

        CF Industries may at any time elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees for such series of notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the obligations of CF Industries with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the obligations of CF Industries and each of the Guarantors in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, CF Industries may, at its option and at any time, with respect to a series of the notes, elect to have the obligations of CF Industries and each of the Guarantors released with respect to certain covenants as specified in the indenture with respect to such series of the notes ("Covenant Defeasance") with respect to the notes of such series, and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to such series of the notes. In the event Covenant Defeasance occurs with respect to a series of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes of such series.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of notes:

  (1)
  CF Industries must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes of such series, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and CF Industries must specify whether the notes of such series are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, CF Industries must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) CF Industries has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders and beneficial owners of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, CF Industries must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders and beneficial owners of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which CF Holdings or any of its Subsidiaries is a party or by which CF Holdings or any of its Subsidiaries is bound;

  (6)
  CF Industries must deliver to the trustee an Officers' Certificate stating that the deposit was not made by CF Industries with the intent of preferring the holders of notes of such series over the other creditors of CF Industries with the intent of defeating, hindering, delaying or defrauding any creditors of CF Industries or others; and

  (7)
  CF Industries must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged, and will cease to be of further effect as to a series of the notes, when:

  (1)
  either:

  (a)
  all notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes of such series for whose payment money has been deposited in trust and thereafter repaid to CF Industries, have been delivered to the trustee for cancellation; or

  (b)
  all notes of such series that have not been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in the case of the provisions described in (1), (2) or (3), as applicable, of this clause (b), CF Industries or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes of such series, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CF Industries or any Guarantor is a party or by which CF Industries or any Guarantor is bound;

  (3)
  CF Industries or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes of such series; and

  (4)
  CF Industries has delivered irrevocable instructions to the trustee under the indenture with respect to the notes of such series to apply the deposited money toward the payment of the notes of such series at maturity or on the applicable redemption date, as the case may be.

        In addition, CF Industries must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent relating to satisfaction and discharge of the indenture with respect to such series of the notes have been complied with.

Concerning the Trustee

        If the trustee becomes a creditor of CF Industries or any Guarantor, the indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise as provided in the TIA. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined under the TIA, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as provided in the TIA.

        Wells Fargo Bank, National Association and its affiliates currently provide, and may in the future provide, banking and other services to CF Holdings and its subsidiaries, including CF Industries, in the ordinary course of their respective businesses. Wells Fargo Bank, National Association is the trustee with respect to the Senior Notes due 2018 and the Senior Notes due 2020 and is a lender under the Credit Agreement.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of CF Holdings, and no director, officer, employee, incorporator, member or stockholder of or any Subsidiary of CF Holdings, as such, will have any liability for any obligations of the issuer or any Guarantor under the notes, any Note Guarantee or the indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes of the applicable series. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

Global Notes

        We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

DTC

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the SEC.

        We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the issuer, any of the Guarantors, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

        None of the issuer, any of the Guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that the issuer and CF Holdings believe to be reliable, but the issuer and CF Holdings take no responsibility for the accuracy thereof.

Certificated Notes

        We will issue certificated notes of the applicable series to each person that DTC identifies as the beneficial owner of the notes of a particular series represented by a global note of such series upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an Event of Default with respect to the notes of such series has occurred and is continuing, and DTC requests the issuance of certificated notes of such series; or

  •
  we determine not to have the notes of such series represented by a global note.

        None of the issuer, any of the Guarantors or the trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes of a particular series. The issuer, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes of a particular series to be issued.

Governing Law

        The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law rules thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bank Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of CF Holdings and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than CF Holdings and/or any of its Subsidiaries;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of CF Holdings;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CF Holdings, measured by voting power rather than number of shares;

  (4)
  CF Holdings ceases to Beneficially Own 100% of the outstanding Equity Interests of CF Industries; or

  (5)
  the first day on which a majority of the members of the Board of Directors of CF Holdings are not Continuing Directors.

        "Change of Control Offer" with respect to the notes of a series has the meaning assigned to that term in the indenture with respect to the notes of such series.

        "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Ratings Downgrade.

        "Comparable Treasury Issue" means, with respect to the notes of a series, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes of such series.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Consolidated Total Assets" shall mean, on any date of determination, the total assets of CF Holdings and its Subsidiaries as set forth on the consolidated balance sheet of CF Holdings as of the end of its most recently ended fiscal quarter for which internal financial statements prepared in accordance with GAAP are available.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of CF Holdings who:

  (1)
  was a member of such Board of Directors on the issue date; or

  (2)
  was nominated for election or elected or appointed to such Board of Directors with the approval (including, without limitation, by approval of the proxy statement issued by CF Holdings in which such member was named as a nominee for election as a director of CF Holdings) of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment.

        "Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated as of May 1, 2012 and amended and restated as of April 22, 2013, among CF Holdings, CF Industries, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as issuing banks, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other lenders or holders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or holders or others or to special purpose entities formed to borrow from such lenders or holders or others against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors), in each case, in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Voting Stock (but excluding any debt security that is convertible into, or exchangeable for, Voting Stock).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CF Industries or any committee thereof, unless otherwise provided in the indenture.

        "Funded Debt" means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining "Funded Debt" of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (1) or (2) are not callable or redeemable at the action of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Agreement" means any:

  (1)
  interest rate swap agreement, interest rate cap agreement and interest rate collar agreement;

  (2)
  other agreement or arrangement designed to manage interest rates or interest rate risk; and

  (3)
  other agreement or arrangement designed to protect against or manage fluctuations in currency exchange rates or commodity prices.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any Hedging Agreements.

        "Indebtedness" means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of bankers' acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes, to the extent not otherwise included, all indebtedness of others secured by a Lien on any assets of the specified Person (whether or not such Indebtedness is assumed by the specified Person) to the extent of the lesser of the Fair Market Value of such assets and the amount of the Indebtedness so secured and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof (provided that in no event will an operating lease be deemed to constitute a Lien).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Note Guarantee" means, with respect to a series of the notes, the Guarantee pursuant to the indenture with respect to the notes of such series by a Guarantor of CF Industries' obligations under the notes of such series.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed by two officers or by an officer and either an assistant treasurer or an assistant secretary of CF Industries.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

        "Principal Property" means any manufacturing facility, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by CF Holdings or any of its Subsidiaries (whether owned on the issue date or thereafter acquired), in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 1% of Consolidated Total Assets, other than any such facility or parcel or group of contiguous parcels that the issuer reasonably determines is not material to the business of CF Holdings and its Subsidiaries taken as a whole.

        "Quotation Agent" means a Reference Treasury Dealer appointed by CF Industries or CF Holdings.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes of a particular series or fails to make a rating of the notes of a particular series publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act selected by CF Industries as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Ratings Downgrade" means, with respect to the notes of a series, the occurrence of any of the following:

  (1)
  the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies at the time of a Change of Control, and such rating from both Rating Agencies is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

  (2)
  the notes of such series have a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies at the time of a Change of Control, and such rating from both Rating Agencies is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier rating or better by both Rating Agencies;

  (3)
  both (A) the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) the notes of such series have a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency at the time of such Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Bal to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier rating or better by such Rating Agency;

  (4)
  both (A) the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Bal, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) the notes of such series have no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of such Change of Control an investment grade credit rating to the notes of such series;

  (5)
  both (A) the notes of such series have a non-investment grade credit rating (BB+/Bal, or equivalent, or worse) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Bal to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) the notes of such series have no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes of such series; or

  (6)
  the notes of such series have no credit rating from either Rating Agency at the time of a Change of Control and both Rating Agencies do not assign within 60 days of the occurrence of such Change of Control an investment grade credit rating to the notes of such series;

in each case if, and only if, in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to CF Industries that such decision(s) resulted, in whole or in part, from the occurrence of the applicable Change of Control.

        "Reference Treasury Dealer" means Morgan Stanley & Co. LLC or Goldman, Sachs & Co. or their respective successors (or an affiliate thereof that is a Primary Treasury Dealer) and two other primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer")

selected by CF Industries; provided, however, that if any of the foregoing is not or shall cease to be a Primary Treasury Dealer, CF Industries will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date with respect to the notes of a series, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes of such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "S&P" means Standard & Poor's Ratings Services.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by CF Holdings or any Subsidiary of CF Holdings of any Principal Property, which has been or is to be sold or transferred by CF Holdings or any such Subsidiary to such Person with the intention of taking back a lease of such Principal Property, except for leases between CF Holdings and a Subsidiary of CF Holdings or between Subsidiaries of CF Holdings.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the issue date.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantor" means a Guarantor that is a Subsidiary of CF Holdings.

        "Terra Nitrogen Entities" means each of Terra Nitrogen, Limited Partnership, Terra Nitrogen Company, L.P. and Terra Nitrogen GP Inc. and each of their respective subsidiaries (each of the foregoing a "Terra Nitrogen Entity").

        "Treasury Rate" means, with respect to any redemption date with respect to the notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a general discussion of certain anticipated U.S. federal income tax consequences of the acquisition, ownership and disposition of notes to non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, insurance companies, expatriates, tax-exempt organizations, persons subject to alternative minimum tax, or persons that are, or hold their notes through, partnerships or other pass-through entities) or to persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        This discussion is not intended to be tax advice. Potential investors should consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

        A "non-U.S. holder" means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a "U.S. holder." For purposes of this discussion, a "U.S. holder" means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Non-U.S. Holders

        Stated Interest.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder satisfies the following requirements:

          (1)   the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

          (2)   the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

          (3)   the non-U.S. holder certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).

        A non-U.S. holder that cannot satisfy the above requirements generally will be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the non-U.S. holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate).

        If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN).

        Disposition.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

          (1)   the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

          (2)   in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other plans and arrangements that are subject to Section 4975 of the Code, or plans subject to any substantially similar applicable federal, state, local or non-U.S. law ("Similar Laws") and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a "Benefit Plan") and both ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Benefit Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Benefit Plan or the management or disposition of the assets of such a Benefit Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to such a Benefit Plan, is generally considered to be a fiduciary of the Benefit Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should consult with its counsel in order to determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary's duties to the Plan including the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Benefit Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Benefit Plan with respect to which the issuer, an underwriter, or a Guarantor is or becomes a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Benefit Plan depending on the type and circumstances of the fiduciary making the decision to acquire such notes and the relationship of the party in interest or disqualified person to the Benefit Plan. Included among these exemptions are the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Benefit Plan and non-fiduciary service providers to the Benefit Plan. In addition, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions (as may be amended from time to time) include PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers.

        Each of these exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, or that any such exemption would apply to all transactions that could be deemed prohibited transactions in connection with a Benefit Plan's investment in the notes.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (i) in the case of a Benefit Plan, is entitled to exemptive relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code or would not otherwise constitute a or result in non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) in the case of a Plan subject to any Similar Laws, would not constitute or result in a violation of any provisions of any applicable Similar Laws.

Representation

        By its acceptance of a note or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee does not constitute and will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any provisions of any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments and whether an exemption would be applicable to the purchase and holding of the notes.

 UNDERWRITING

        Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for which Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the principal amount of notes indicated below:

Underwriters	Principal amount of 2023 notes	Principal amount of 2043 notes
Morgan Stanley & Co. LLC	$	$
Goldman, Sachs & Co.

Total	$	$

        The underwriters and the representatives are referred to herein as the "underwriters" and the "representatives," respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer the notes to the public at the offering prices listed on the cover of this prospectus supplement, and may offer the notes of each series to certain dealers at such prices less a concession not in excess of      % of the principal amount of the 2023 notes and      % of the principal amount of the 2043 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of      % of the principal amount of the 2023 notes and      % of the principal amount of the 2043 notes to other dealers. After the initial offering of the notes, the applicable offering price and other selling terms may from time to time be varied by the representatives. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per 2023 note	Total	Per 2043 note	Total
Underwriting discounts and commissions	%	$	%	$

        In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the closing date of the offering of the notes, offer, sell, contract to sell or otherwise dispose of any debt securities of the issuer or CF Holdings or warrants to purchase or otherwise acquire debt securities of the issuer or CF Holdings substantially similar to the notes (other than (i) the notes, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the representatives).

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Therefore, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes of any series at a particular time or that the prices that you receive when you sell will be favorable.

        The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions, in connection with this offering of the notes are approximately $2.8 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

        The validity of the notes and related guarantees offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. The underwriters are being represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings has filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in this prospectus supplement or the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement or the accompanying prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, CF Holdings files annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CF Holdings, that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus supplement. The following documents are incorporated by reference in this prospectus supplement and the accompanying prospectus:

  •
  CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013;

  •
  CF Holdings' Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013; and

  •
  CF Holdings' Current Reports on Form 8-K filed with the SEC on January 4, 2013, April 22, 2013, April 30, 2013 and May 16, 2013.

        In addition, all documents subsequently filed by CF Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing that is incorporated by reference herein will be deemed to be a part of this prospectus supplement, commencing on the date on which the applicable document is filed. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

        We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement (other than exhibits not specifically incorporated by reference in that information), at no cost to the requestor, upon written or oral request. To receive any such copy, call or write:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention: Secretary
Telephone: (847) 405-2400

PROSPECTUS

CF INDUSTRIES HOLDINGS, INC.

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities of CF Industries, Inc.

CF INDUSTRIES, INC.

Debt Securities

        CF Industries Holdings, Inc., or CF Holdings, may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

  •
  shares of CF Holdings common stock;

  •
  shares of CF Holdings preferred stock;

  •
  debt securities of CF Holdings, which may be senior or subordinated, convertible or non-convertible and secured or unsecured; and

  •
  guarantees of debt securities of CF Industries, Inc., or CF Industries.

        CF Industries may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, debt securities of CF Industries, which will be non-convertible, may be senior or subordinated and secured or unsecured and will be fully and unconditionally guaranteed by CF Holdings.

        We will provide the specific terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        CF Holdings common stock is listed on the New York Stock Exchange under the trading symbol "CF." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, see "Plan of Distribution" on page 19 of this prospectus.

        Investing in these securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in the prospectus supplement relating to any specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See "Risk Factors" on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2013.

 CERTAIN TERMS USED IN THIS PROSPECTUS

        In the following sections of this prospectus, unless otherwise stated or the context requires otherwise, "we," "us" and "our" refer to CF Industries Holdings, Inc. and its consolidated subsidiaries: "About this Prospectus," "About Us," "Risk Factors," "Forward-Looking Statements," "Use of Proceeds," "Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends" and "Where You Can Find More Information." In all other sections of this prospectus, unless otherwise stated or the context requires otherwise, "we," "us" and "our" refer to CF Industries Holdings, Inc. and not its consolidated subsidiaries. In this prospectus, unless otherwise stated or the context requires otherwise, "CF Holdings" refers to CF Industries Holdings, Inc. and not its consolidated subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that CF Holdings and CF Industries filed with the Securities and Exchange Commission, or the SEC, as "well-known seasoned issuers," as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, CF Holdings or CF Industries may sell, from time to time, an indeterminate amount of any combination of its securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities CF Holdings and CF Industries may offer, which is not meant to be a complete description of each security. Each time that securities are offered, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of CF Holdings or CF Industries for a specific offering of securities, together with additional information described under "Where You Can Find More Information" on page 21 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any such prospectus supplement or other offering material. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information contained in this prospectus, any prospectus supplement and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

ii

ABOUT US

        We are one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in the world. Our operations are organized into two business segments—the nitrogen segment and the phosphate segment. Our principal customers are cooperatives and independent fertilizer distributors. Our principal fertilizer products in the nitrogen segment are ammonia, granular urea, urea ammonium nitrate solution and ammonium nitrate. Our other nitrogen products include urea liquor, diesel exhaust fluid and aqua ammonia, which are sold primarily to our industrial customers. Our principal fertilizer products in the phosphate segment are diammonium phosphate and monoammonium phosphate.

        CF Industries, Inc. is a direct, wholly-owned subsidiary of CF Holdings. Substantially all of our consolidated assets are held by CF Industries, Inc. and its subsidiaries.

        Our principal executive offices are located outside of Chicago, Illinois, at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of our principal executive offices is (847) 405-2400. Our Internet website address is http://www.cfindustries.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

 RISK FACTORS

        Investing in securities of CF Holdings or CF Industries involves risk. Before you decide whether to purchase any securities of CF Holdings or CF Industries, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled "Risk Factors" in any prospectus supplement, in CF Holdings' most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by CF Holdings subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by CF Holdings' filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in CF Holdings' other filings with the SEC. For more information, see the section of this prospectus entitled "Where You Can Find More Information." These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

 FORWARD-LOOKING STATEMENTS

        This prospectus and documents incorporated by reference in this prospectus, as well as oral statements we make from time to time, contain forward-looking statements, which are not statements of historical fact and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those in the forward-looking statements. Forward-looking statements include statements related to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. Forward-looking statements may also relate to our future prospects, developments and business strategies. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict" or "project" and similar terms and phrases, including references to assumptions. Our forward-looking statements are made based on available competitive, financial and economic data, our expectations, estimates, forecasts and projections about the industries and markets in which we operate and management's beliefs and assumptions concerning future events affecting us. These statements are not guarantees of future performance and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Therefore, our actual results may differ materially from what is expressed in or implied by any forward-looking statements. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        Our actual results could differ materially from those expressed in or implied by forward-looking statements for many reasons, including, among others, the factors described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CF Holdings' most recent Annual Report on Form 10-K filed with the SEC and any Quarterly Reports on Form 10-Q filed by CF Holdings with the SEC since the filing of such Annual Report on Form 10-K and the following:

  •
  the volatility of natural gas prices in North America;

  •
  the cyclical nature of our business and the agricultural sector;

  •
  the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers;

  •
  conditions in the U.S. agricultural industry;

  •
  reliance on third party providers of transportation services and equipment;

  •
  difficulties in the implementation of a new enterprise resource planning system and risks associated with cyber security;

  •
  weather conditions;

  •
  our ability to complete our recently announced production capacity expansion projects on schedule as planned, on budget or at all;

  •
  risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required;

  •
  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

  •
  our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities;

  •
  future regulatory restrictions and requirements related to greenhouse gas emissions;

  •
  the seasonality of the fertilizer business;

  •
  the impact of changing market conditions on our forward sales programs;

  •
  risks involving derivatives and the effectiveness of our risk measurement and hedging activities;

  •
  the significant risks and hazards involved in producing and handling our products against which we may not be fully insured;

  •
  our reliance on a limited number of key facilities;

  •
  risks associated with joint ventures;

  •
  acts of terrorism and regulations to combat terrorism;

  •
  difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

  •
  risks associated with international operations;

  •
  losses on our investments in securities;

  •
  deterioration of global market and economic conditions;

  •
  our ability to manage our indebtedness;

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  loss of key members of management and professional staff; and

  •
  the other risks and uncertainties included from time to time in our filings with the SEC.

 USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated. No shares of CF Holdings preferred stock were outstanding during such periods. Accordingly, the ratio of earnings to combined fixed charges and preferred dividends is not separately stated from the ratio of earnings to fixed charges.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	13.1x	12.6x	3.5x	105.3x	171.9x

        The ratio of earnings to fixed charges is calculated by dividing earnings, as defined in the applicable SEC rules, by fixed charges, as defined in the applicable SEC rules. For purposes of our computation of the ratio of earnings to fixed charges for the periods presented in the table above, our fixed charges are calculated as the sum of interest expense, including amortized premiums, discounts, and capitalized expenses related to indebtedness; capitalized interest; estimated interest in rent expense; and preference security dividend requirements of consolidated subsidiaries, and our earnings consist of (1) the sum of (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or equity in earnings or loss of unconsolidated affiliates, (b) fixed charges, (c) distributed income of equity investees and (d) amortization of capitalized interest, less (2) preference security dividend requirements of consolidated subsidiaries and capitalized interest.

 DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the CF Holdings common stock, preferred stock, preferred stock purchase rights, debt securities and guarantees of CF Industries debt securities that CF Holdings may offer and sell from time to time and of the CF Industries debt securities that CF Industries may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of CF Holdings consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated Series A Junior Participating Preferred Stock. As of March 25, 2013, there were 60,612,937 shares of CF Holdings common stock outstanding and no shares of CF Holdings preferred stock outstanding.

        The following description briefly summarizes certain information regarding the capital stock of CF Holdings. This information does not purport to be complete and is subject in all respects to and qualified in its entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL, and CF Holdings' certificate of incorporation, bylaws and rights agreement. Copies of CF Holdings' certificate of incorporation, bylaws and rights agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, can be obtained as described under "Where You Can Find More Information."

Common Stock

        The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

        Subject to the rights and preferences applicable to any shares of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences applicable to any shares of our preferred stock outstanding at the time, the holders of our common stock will be entitled to receive the distribution of our remaining assets.

        Our common stock is listed on the New York Stock Exchange under the symbol "CF." The transfer agent and registrar for the common stock is Computershare.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of our preferred stock in one or more classes or series and to fix the following terms of the preferred stock:

  •
  the designation of each class or series;

  •
  the number of shares of each class or series, as well as the powers, preferences and rights, as well as the qualifications, limitations or restrictions thereof;

  •
  dividends rights and the dividend rate, if any;

  •
  the rights and terms of conversion or exchange, if any;

  •
  the voting rights, if any;

  •
  the rights and terms of redemption (including sinking fund provisions), if any, and the redemption price; and

  •
  the rights of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs.

        Any or all of these rights may be greater than the rights of our common stock. Our board of directors has designated 500,000 shares of preferred stock "Series A Junior Participating Preferred Stock," which shares are issuable upon events specified in our rights plan. See "—Rights Plan."

Certain Provisions

        Provisions of our certificate of incorporation, our bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for our common stock.

Classified board of directors

        Our certificate of incorporation provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board makes it more difficult for stockholders to change the composition of our board of directors than if all of our directors were elected annually.

        On December 11, 2012, our board of directors approved an amendment to our certificate of incorporation, subject to approval by our stockholders at the 2013 annual meeting of stockholders, to eliminate our classified board structure. If this amendment to our certificate of incorporation is approved by stockholders, starting with the 2013 annual meeting of stockholders, directors whose terms are expiring will stand for election for one-year terms, and beginning with our 2015 annual meeting of stockholders, all directors would be elected on an annual basis.

Number of directors; removal for cause; filling vacancies

        Our certificate of incorporation provides that our board of directors will consist of not less than three nor more than fifteen members, the exact number of which will be fixed from time to time by our board of directors.

        Under the DGCL, unless otherwise provided in the applicable corporation's certificate of incorporation, directors serving on a classified board may be removed by the corporation's stockholders only for cause. Our certificate of incorporation provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors. Our certificate of incorporation and bylaws also provide that any newly created directorships on our board of directors may only be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may only be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected in accordance with the provisions described in the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors may have the effect of shortening the term of any incumbent director.

        The director removal and vacancy provisions make it more difficult than it would be in the absence of such provisions for a stockholder to remove incumbent directors and gain control of our board of directors by filling vacancies created by such removal with such stockholder's own nominees.

        On December 11, 2012, our board of directors approved an amendment to our certificate of incorporation, subject to approval by our stockholders at the 2013 annual meeting of stockholders, to eliminate our classified board structure. See "—Certain Provisions—Classified board of directors." If that amendment to our certificate of incorporation is approved by our stockholders, from and after the

2015 annual meeting of stockholders, subject to the rights, if any, of the holders of shares of our preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Special meetings of stockholders

        Our certificate of incorporation and bylaws deny stockholders the right to call a special meeting of stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our board of directors, our chairman of the board of directors or our president.

Stockholder action by written consent

        Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and denies stockholders the ability to act by written consent without a meeting.

Stockholder proposals

        At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must:

  •
  be a stockholder of record on the date of the giving of the notice for the meeting and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting; and

  •
  have given timely written notice of the business in proper written form to our Secretary.

        To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to our Secretary must set forth (1) as to each matter such stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (2) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below):

  •
  the name and address of such person;

  •
  the class or series and number of shares of our capital stock which are owned beneficially or of record by such person;

  •
  the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

  •
  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding

    (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

  •
  to the extent known by the stockholder giving the notice or any Stockholder Associated Person, the name and address of any other stockholder supporting the proposal of business on the date of such stockholder's notice;

  •
  a description of all agreements, arrangements or understandings between or among such persons or any other person (including their names) in connection with the proposal of such business by such stockholder;

  •
  a description of any material interest of such person in such business;

  •
  a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

  •
  notice whether such person intends to solicit proxies in connection with the proposed matter; and

  •
  any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

        Any information required pursuant to the provisions described in the immediately-preceding paragraph must be supplemented to speak as of the record date for the meeting by the stockholder giving the notice not later than 10 days after such record date. With respect to any stockholder, "Stockholder Associated Person" means (1) any person acting in concert, directly or indirectly, with such stockholder and (2) any person controlling, controlled by or under common control with such stockholder or any Stockholder Associated Person.

        Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to such notice) given by or at the direction of the board of directors, the chairman of our board of directors or our President.

Nomination of candidates for election to our board of directors

        Under our bylaws, only persons who are properly nominated will be eligible for election to be members of our board of directors. To be properly nominated, a director candidate must be nominated at an annual meeting of stockholders or any special meeting called for the purpose of electing directors by or at the direction of our board of directors (or any duly authorized committee of the board of directors) or properly nominated by a stockholder. To properly nominate a person for election as a director, a stockholder must:

  •
  be a stockholder of record on the date of the giving of the notice for the meeting and on the record date for the determination of stockholders entitled to vote at the meeting; and

  •
  have given timely written notice in proper written form to our Secretary.

        To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices:

  •
  in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of our last annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and

  •
  in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to our Secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

  •
  as to each person whom the stockholder proposes to nominate for election as a director:

  •
  the name, age, business address and residence address of the person;

  •
  the principal occupation or employment of the person;

  •
  the class or series and number of shares of our capital stock that are owned beneficially or of record by such person;

  •
  the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

  •
  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock; and

  •
  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

  •
  as to the stockholder giving the notice and any Stockholder Associated Person:

  •
  the name and address of such person;

  •
  the class or series and number of shares of our capital stock which are owned beneficially or of record by such person;

  •
  the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

  •
  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

    •
    to the extent known by the stockholder giving the notice or any Stockholder Associated Person, the name and address of any other stockholder supporting the nominees named in the stockholder's notice for election on the date of such stockholder's notice;

    •
    a description of all agreements, arrangements or understandings between or among such persons or any other person (including their names) pursuant to which the nominations are to be made by the stockholder;

    •
    a description of any relationship between or among the stockholder giving notice and any Stockholder Associated Person, on the one hand, and each proposed nominee, on the other hand;

    •
    a description of any material interest of such person in such nominations, including any anticipated benefit to such person therefrom;

    •
    a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

    •
    notice whether such person intends to solicit proxies in connection with the nominations; and

    •
    any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

We may also require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director of CF Holdings or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee. Any information required pursuant to the provisions described in this paragraph must be supplemented to speak as of the record date for the meeting by the stockholder giving the notice not later than 10 days after such record date.

Amendment of certificate of incorporation and bylaws

        Our certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors to amend certain provisions of our certificate of incorporation described in this section. Our certificate of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors have the power to amend or repeal our bylaws. In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Rights Plan

        Pursuant to the Rights Agreement, dated as of July 21, 2005, as amended as of August 31, 2010, between us and Mellon Investor Services LLC (as successor to The Bank of New York), as the Rights Agent, each share of our common stock has attached to it one preferred stock purchase right. As long as rights attach to our common stock, we will issue one right (subject to adjustment) with each new share of our common stock so that all shares of our common stock will have attached rights. When exercisable, each right entitles the holder to purchase one one-thousandth of a share of a series of our preferred stock designated as Series A Junior Participating Preferred Stock at an exercise price of $90, subject to adjustment.

        Rights will only be exercisable under limited circumstances specified in the rights agreement when the distribution date with respect to the rights has occurred and the rights are no longer redeemable by us. The distribution date with respect to the rights would occur upon the earlier of the following, where the term "acquiring person" generally means a person or group that, together with its affiliates and certain other related persons, beneficially owns 15% or more (or, in the case of a person or group meeting certain criteria specified in the rights agreement, 20% or more) of the outstanding shares our common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by certain stockholders as set forth in the rights agreement:

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  the close of business on the 10th business day following a public announcement that any person or group has become an acquiring person; and

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  the close of business on the 10th business day, or such later date as our board of directors may determine, after the date of the commencement or the date of first public announcement, whichever is earlier, of a tender offer or exchange offer that would result in any person or group becoming an acquiring person.

        The rights will expire at 5:00 P.M. (New York City time) on July 21, 2015, unless this expiration date is extended or the rights are otherwise redeemed or exchanged at an earlier date.

        If any person or group becomes an acquiring person, each right will entitle its holder, other than such acquiring person and its affiliates and certain other related persons and, under specified circumstances, transferees of the foregoing persons, all of whose rights will be null and void, to acquire a number of additional shares of our common stock having a market value of twice the exercise price of such right. If the distribution date with respect to the rights has been triggered based on the circumstances described in the first bullet point of the second paragraph under "—Rights Plan," above, and we are involved in a merger or other business combination transaction of a type specified in the rights agreement, each right (other than rights that have become null and void as described in the immediately-preceding sentence) will entitle its holder to acquire, at the right's then-current exercise price, a number of shares of the acquiring or surviving company's common stock having a market value at that time of twice such right's exercise price.

        At any time prior to the close of business on the 10th business day following a public announcement that a person or group has become an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.001 per right (adjusted as appropriate for any stock split, stock dividend or similar transaction), payable in cash, common stock or other consideration that we deem appropriate. Promptly upon our election to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        At any time after a person or group becomes an acquiring person and prior to any person or group, together with its affiliates and certain other related persons, becoming the beneficial owner of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights that have become void as described above), in whole or in part, for one share of our common stock per right or for one one-thousandth of a share of our Series A Junior Participating Preferred Stock (or a share of a class or series of our preferred stock or other security having equivalent rights, preferences and privileges) per right, subject, in each case, to adjustment.

        Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of CF Holdings, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock or other consideration or for common stock of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

        Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date with respect to the rights. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to shorten or lengthen any time period or to make changes which do not adversely affect the interests of holders of rights (other than an acquiring person or its affiliates and certain other related persons). The foregoing notwithstanding, the rights agreement may not be amended, other than to cure an ambiguity or to correct or supplement a defective or inconsistent provision of the rights agreement, at a time when the rights are not redeemable.

        The rights are designed to protect the interests of us and our stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of our stockholders.

        The foregoing description of the preferred stock purchase rights is not complete and is qualified in its entirety by reference to the rights agreement. Copies of the rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, can be obtained as described under "Where You Can Find More Information."

Delaware Law

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

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  prior to that time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  at or after that time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        As defined in Section 203 of the DGCL, "business combination" generally includes the following:

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  mergers or consolidations involving the corporation and the interested stockholder;

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  sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  transactions involving the corporation that have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; and

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  receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons.

Limitations on Liability and Indemnification of Directors and Officers

        Our certificate of incorporation limits or eliminates the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

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  for any breach of the director's duty of loyalty to us or our stockholders;

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  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

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  for any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws also authorize us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL, and we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

        As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

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  we must indemnify our directors and officers to the fullest extent permitted by the DGCL and advance expenses to our directors and officers in connection with a legal proceeding, subject to limited exceptions; and

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  we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        We have entered into separate indemnification agreements with each of our directors and officers that require us to indemnify them to the fullest extent permitted by the DGCL. These indemnification agreements also require us to advance any expenses incurred by our directors and officers as a result of any proceeding against them as to which they could be indemnified.

        The limited liability and indemnification provisions in our certificate of incorporation and bylaws and in the indemnification agreements we have entered into with our directors and officers may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

DESCRIPTION OF DEBT SECURITIES

        As used in this "Description of Debt Securities" section of the prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that CF Holdings or CF Industries, as applicable, may issue from time to time. CF Holdings may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible or non-convertible. CF Industries may offer non-convertible secured or unsecured debt securities, which may be senior or subordinated and which will be fully and unconditionally guaranteed by CF Holdings. Unless otherwise specified in the applicable prospectus supplement, debt securities of CF Holdings will be issued in one or more series under an indenture to be entered into between CF Holdings and Wells Fargo Bank, National Association, as trustee, a form of which indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and debt securities of CF Industries will be issued in one or more series under an indenture to be entered into among CF Industries, CF Holdings and Wells Fargo Bank, National Association, as trustee, a form of which indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

        The following description briefly summarizes certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the applicable indenture and the applicable indenture supplement or company order, if any, and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended, or the TIA. You should read the description below, the applicable prospectus supplement and the provisions of the applicable indenture and the applicable indenture supplement or company order, if any, in their entirety before investing in any of the debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding terms and provisions of the applicable indenture, any applicable indenture supplement or company order and any debt securities are summaries thereof, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable indenture and any such supplements, company orders and debt securities, including the definitions therein of certain terms.

        Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, the issuer of debt securities of a particular series may issue additional debt securities of such series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        CF Holdings and CF Industries expect most debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

        Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        The debt securities and the indentures under which the debt securities are issued will be governed by and construed in accordance with the law of the State of New York.

        Wells Fargo Bank, National Association is the trustee under the indenture governing the outstanding senior notes of CF Industries, and we anticipate appointing Wells Fargo Bank, National Association as the trustee under the indentures under which any of the CF Holdings or CF Industries debt securities would be issued. CF Holdings and CF Industries anticipate that the trustee under the applicable indenture with respect to any series of debt securities will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to such debt securities. Wells Fargo Bank, National Association and its affiliates currently provide, and may in the future provide, banking and other services to CF Holdings and its subsidiaries, including CF Industries, in the ordinary course of their respective businesses. There may be more than one trustee under the applicable indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities under an indenture, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the applicable indenture.

 DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

        This "Description of Guarantees of Debt Securities" section contains a summary description of the guarantees of CF Industries debt securities to which this prospectus relates. This summary description is not meant to be a complete description of the guarantees. At the time of an offering and sale of CF Industries debt securities, this prospectus together with the accompanying prospectus supplement will describe the material terms of the guarantees of the CF Industries debt securities being offered.

        CF Holdings will fully and unconditionally guarantee the debt securities of CF Industries. Such guarantees may be secured or unsecured and senior or subordinated. The particular terms of CF Holdings' guarantees of a particular issue of CF Industries debt securities will be described in the related prospectus supplement. The guarantees of CF Industries debt securities will be governed by and construed in accordance with the law of the State of New York.

 PLAN OF DISTRIBUTION

        CF Holdings or CF Industries, as applicable, may sell the securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters for resale to purchasers;

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  directly to purchasers; or

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  through agents or dealers to purchasers.

        In addition, CF Holdings and CF Industries may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from CF Holdings or CF Industries or others to settle such sales and may use securities received from CF Holdings or CF Industries to close out any related short positions. CF Holdings and CF Industries may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, for any securities offered hereunder will be identified in a prospectus supplement.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder.

 LEGAL MATTERS

        The validity of the securities being offered hereby is being passed upon for CF Holdings and CF Industries by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of CF Industries Holdings, Inc.'s internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus from CF Industries Holdings, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement of which this prospectus is a part, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings has filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, CF Holdings files annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CF Holdings, that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that (1) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (2) such information is considered part of this prospectus. The following documents are incorporated by reference in this prospectus:

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  CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013;

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  CF Holdings' Current Reports on Form 8-K filed with the SEC on January 4, 2013 and April 22, 2013;

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  the description of CF Holdings' common stock as contained in Item 1 of CF Holdings' Registration Statement on Form 8-A, filed with the SEC on August 8, 2005, including all amendments and reports filed for the purpose of updating such description; and

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  the description of CF Holdings' rights plan as contained in Exhibit 4.4 to CF Holdings' Registration Statement on Form S-8, filed with the SEC on August 11, 2005, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by CF Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing that is incorporated by reference herein will be deemed to be a part of this prospectus, commencing on the date on which the applicable document is filed. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits not specifically incorporated by reference in that information), at no cost to the requestor, upon written or oral request. To receive any such copy, call or write:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention: Secretary
Telephone: (847) 405-2400

$

CF Industries, Inc.

$                  % Senior Notes due 2023
$                  % Senior Notes due 2043

fully and unconditionally guaranteed by
CF Industries Holdings, Inc.

P R O S P E C T U S S U P P L E M E N T

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.